UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): September 28, 2011

THE GOLDFIELD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL		32901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (321) 724-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Modification to 2011 Base Salary. On September 28, 2011, John H. Sottile, Chairman, President and Chief Executive Officer of The Goldfield Corporation (“Goldfield”) extended his election to continue his salary reduction until December 31, 2011, from his previous extension date of September 30, 2011. In accordance with the terms of his employment contract, effective January 1, 2010, Mr. Sottile’s base salary was scheduled to increase by an amount equal to the percentage increase over the preceding twelve months in the CPI. Mr. Sottile elected to waive for 2011 the CPI increase, and continue his salary reduction until December 31, 2011, which was previously extended until September 30, 2011. For 2012 and future years, the formula prescribed by the employment contract and the base figures will remain as determined in the employment contract as though the waiver and the election for Mr. Sottile to continue his salary reduction until December 31, 2011, had not been made. As a result of this waiver and salary reduction, Mr. Sottile’s base salary for 2011 will be decreased from $481,922.61 to $438,728.36 for the twelve months ended, December 31, 2011. A copy of the letter from Mr. Sottile to the Benefits and Compensation Committee of the Board of Directors of Goldfield with respect to the foregoing changes to his compensation is filed as Exhibit 10-1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description of Exhibit

10-1	Letter dated September 28, 2011 from John H. Sottile to the Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 4, 2011

THE GOLDFIELD CORPORATION

By:	/s/ STEPHEN R. WHERRY
Stephen R. Wherry
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit	Description of Exhibit

10-1	Letter dated September 28, 2011 from John H. Sottile to the Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation.